Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 28, 2023

SFL Corporation Ltd.

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08

Bermuda

Re:	SFL Corporation Ltd.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to SFL Corporation Ltd. (the “Company”) and the holders of shares of the Company’s common stock.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement filed by the Company on Form F-3 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”), amendments to such Registration Statement and the prospectus of the Company included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report under (i) the risk factors entitled “United States tax authorities could treat us as a ‘passive foreign investment company’, which could have adverse United States federal income tax consequences to United States shareholders,” and “We may have to pay tax on United States source income, which would reduce our earnings” and (ii) Item 10E of the Annual Report entitled “Taxation—U.S. Taxation,” we hereby confirm that the opinions with respect to United States federal income tax considerations expressed in the discussions in the sections listed in (i) and (ii) are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP